UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2019 (February 13, 2019)

ELLINGTON FINANCIAL LLC
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34569

Delaware	26-0489289
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

53 Forest Avenue
Old Greenwich, CT 06870
(Address of principal executive offices, including zip code)

(203) 698-1200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01    Entry into a Material Definitive Agreement.

Exchange Offer, Indenture and New Senior Notes
On February 13, 2019, two wholly-owned subsidiaries of Ellington Financial LLC (the “Company”), EF Holdco Inc. and EF Cayman Holdings Ltd. (together, the “Issuers”), issued $86 million aggregate principal of new 5.50% Senior Notes due 2022 (the “New Notes”) in exchange for $86 million aggregate principal amount, or 100%, of the Company’s outstanding 5.25% Senior Notes due 2022 (the “Old Notes”). The New Notes were issued to the holders of Old Notes who validly tendered and did not withdraw their Old Notes pursuant to the terms of the Company’s exchange offer, which expired at 5:00 p.m., New York City time, on February 6, 2019. The New Notes were issued to qualified institutional buyers within the United States in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or to institutional accredited investors under Rule 501(a)(1), (2), (3) or (7) under the Securities Act. The New Notes are subject to restrictions on transfer and may only be offered or sold in transactions exempt from or not subject to the registration requirements of the Securities Act and other applicable securities laws.
The New Notes are governed by an Indenture (the “Indenture”), dated as of February 13, 2019, by and among the Issuers, along with other Company subsidiaries that may be added as issuers, the Company as guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”), which contains affirmative and negative covenants that, among other things, limit the ability of the Company to incur additional indebtedness; maintain a minimum Net Asset Value (as defined in the Indenture); require that the Company and its subsidiaries maintain a ratio of Consolidated Unencumbered Assets (as defined in the Indenture) to the aggregate principal amount of the outstanding New Notes at or above a specified threshold; and impose certain requirements in order for the Company to merge or consolidate with another person. The Indenture also contains customary events of default. Upon the occurrence of certain events of default, the Trustee or the holders of at least 25% of the aggregate principal amount outstanding of the New Notes may declare all outstanding New Notes to be due and payable immediately. The New Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company.
The New Notes are unsecured and rank equally and ratably with the other senior indebtedness of the Issuers. The New Notes are effectively subordinated to the Issuers’ and their subsidiaries’ secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and are structurally subordinated to the indebtedness and other liabilities and preferred equity of the Issuers’ subsidiaries. The Company’s obligation under the guarantee with respect to the New Notes is subordinate to the Company’s secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and such obligation is structurally subordinated to the indebtedness and other liabilities and preferred equity of the Company’s subsidiaries other than the Issuers.
Interest is payable on the New Notes on March 1 and September 1 of each year, beginning on March 1, 2019. The New Notes will mature on September 1, 2022.
At any time prior to March 1, 2022 (the “Par Call Date”), the Company may redeem the New Notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the New Notes to be redeemed or (ii) the sum of the present values, determined as set forth in the Indenture, of the remaining scheduled payments of principal and interest on the New Notes to be redeemed that would have been due if the New Notes matured on the Par Call Date, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time or from time to time on or after the Par Call Date, the Issuers may redeem the New Notes in whole or in part by paying 100% of the aggregate principal amount of the New Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.
If a Change of Control Triggering Event (as defined in the Indenture) occurs, each holder of the New Notes may require the Issuers to purchase all or a portion of such holder’s New Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.
The foregoing description of the Indenture and the New Notes is qualified by reference to the full text of the Indenture and the form of New Notes thereunder, copies of which are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being filed herewith this Current Report on Form 8-K.

Exhibit No.	Description
4.1	Indenture, dated as of February 13, 2019, among EF Holdco Inc., EF Cayman Holdings Ltd., Ellington Financial LLC and Wilmington Trust, National Association, as trustee
4.2	Form of EF Holdco Inc.’s and EF Cayman Holdings Ltd.’s 5.50% Senior Notes due 2022 (included in Exhibit 4.1)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELLINGTON FINANCIAL LLC

Dated: February 13, 2019	By:	/s/ JR Herlihy
JR Herlihy
Chief Financial Officer